For Immediate Release
Laurie Ellison,
executive director of communications
(913) 967-2718
laurie.ellison@applebees.com


               Rebolledo elected to Applebee's board of directors

OVERLAND PARK, Kan., May 11, 2006 - Rogelio Rebolledo was elected today to the board of directors of Applebee's International, Inc. (Nasdaq: APPB) during the company's annual stockholders meeting. Rebolledo is president and chief executive officer (CEO) of Pepsi Bottling Group (PBG) Mexico, a role he assumed in January 2004. Prior to that, he was president and CEO of Frito-Lay International. Rebolledo began his career at Procter and Gamble in 1971 before beginning a 28-year career with PepsiCo at Sabritas, the snack-food unit of Frito-Lay in Mexico. He was named president of Frito-Lay Brazil in 1982 before returning to Sabritas, where he was named president in 1986. In 1990, he spearheaded the acquisition of Gamesa, Mexico's leading cookie company, and was named president of the new affiliate. From there on, Rebolledo was responsible for expanding the Frito-Lay system into the rest of Latin America and Asia Pacific. Rebolledo was named president and CEO of Frito-Lay International in 2001, his last assignment before his retirement from PepsiCo in January 2004. Rebolledo received a bachelor's degree in chemical engineering from the National University of Mexico and an MBA from the University of Iowa. Rebolledo's election brings to 12 the number of directors on Applebee's board. At its December 2005 meeting, the board of directors increased the number of board seats from 10 to 12. Dave Goebel, president and chief operating officer at Applebee's, assumed one of the seats in January; Rebolledo filled the other.

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Applebee's International,  Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. Currently, there are more than 1,800 Applebee's restaurants operating worldwide in 49 states and 16 international countries. Additional information on Applebee's International can be found at www.applebees.com.

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